DATASCENSION, INC.
                     145 S. State College Blvd., Suite 350
                            Brea, California, 92821
                  Office: (714) 482-9750 Fax: (714) 482-9751

        February 7, 2006

        MR. MICHAEL MCTIEMAN, STAFF ATTORNEY
        Tel: (202) 824-5445
        Fax: (202) 942-9635

        Securities Exchange Commission
        Division of Corporate Finance
        450 Fifth Street, N.W., Mail Stop 0409
        Washington, D.C. 20549

        RE:    DATASCENSION, INC.
                  AMENDMENT NO. 6 TO REGISTRATION STATEMENT ON FORM SB-2 REGISTRATION NO. 333-121851

        Via Fax:  202- 942-9635

              Pursuant to Rule 461 of Regulation C under the Securities Act, Datascension Inc., respectfully requests that the effective date of the Form SB-2/A Registration Statement referred to above, to be qualified on February 9, 2006, at 5:00 PM EST or as soon as possible thereafter.

            Datascension Inc. acknowledges that:

	     - Should the commission or the staff , acting pursuant to delegated authority, declare the filing effective, it does not foreclose the commission from taking any action with respect to the filing;

	     - The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and


	     - The company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the commission or any person under the federal securities laws of the United States.

       Yours truly,

       /s/ Scott Kincer
       ----------------
       Scott Kincer
       Chief Executive Officer